The New Economy Fund
333 South Hope Street, Los Angeles, California 90071
Phone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$63,512
Class B	$172
Class C	$496
Class F1	$791
Class F2	$49
Total	$65,020
Class 529-A	$1,067
Class 529-B	$33
Class 529-C	$89
Class 529-E	$43
Class 529-F	$50
Class R-1	$43
Class R-2	$260
Class R-3	$879
Class R-4	$813
Class R-5	$3,238
Class R-6	$0
Total	$6,515

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2310
Class B	$0.0253
Class C	$0.0616
Class F1	$0.1036
Class F2	$0.2556
Class 529-A	$0.2347
Class 529-B	$0.0500
Class 529-C	$0.0574
Class 529-E	$0.1714
Class 529-F	$0.2800
Class R-1	$0.0674
Class R-2	$0.0557
Class R-3	$0.1690
Class R-4	$0.2448
Class R-5	$0.3112
Class R-6	$0

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	265,584
Class B	6,025
Class C	7,832
Class F1	6,591
Class F2	276
Total	286,308
Class 529-A	4,759
Class 529-B	666
Class 529-C	1,596
Class 529-E	260
Class 529-F	208
Class R-1	652
Class R-2	4,956
Class R-3	5,489
Class R-4	3,647
Class R-5	7,844
Class R-6	5,610
Total	35,687

Item 74V1 and 74V2
Net asset value per share

Share Class	Net Asset Value Per Share
Class A	$18.35
Class B	$17.65
Class C	$17.48
Class F1	$18.38
Class F2	$18.37
Class 529-A	$18.28
Class 529-B	$17.77
Class 529-C	$17.75
Class 529-E	$18.13
Class 529-F	$18.25
Class R-1	$17.86
Class R-2	$17.91
Class R-3	$18.14
Class R-4	$18.28
Class R-5	$18.41
Class R-6	$18.36